UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 30, 2014

Glu Mobile Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-33368	91-2143667
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

500 Howard Street, Suite 300, San Francisco, California		94105
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(415) 800-6100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On April 30, 2014, Glu Mobile Inc. ("Glu") entered into an Agreement and Plan of Merger among Glu, PlayFirst, Inc., a Delaware corporation ("PlayFirst"), Midas Acquisition Corp., a Delaware corporation ("Sub"), and Fortis Advisors LLC, as Stockholders’ Agent (the "Merger Agreement"). Pursuant to the Merger Agreement, Sub will merge with and into PlayFirst in a statutory reverse triangular merger (the "Merger"), with PlayFirst surviving the Merger as a wholly owned subsidiary of Glu. PlayFirst, which is based in San Francisco, California, employs approximately 30 people and develops casual games for smartphones and other mobile devices.

If the Merger is consummated, at the closing of the Merger (the "Closing") (a) Glu will issue to certain of PlayFirst’s stockholders, in exchange for all of the issued and outstanding shares of PlayFirst, a total of 3,000,000 shares of Glu’s common stock, of which 1,500,000 shares will be held back by Glu for 24 months to satisfy indemnification claims under the Merger Agreement; and (b) Glu will assume up to $3.55 million of PlayFirst debt. Of the 3,000,000 shares that Glu will issue in the Merger, up to 450,000 of such shares will be issued to certain PlayFirst employees, one-half of which will be included in the hold back described in the preceding sentence. The total shares that Glu will issue in the Merger is subject to reduction in the event, and to the extent, that PlayFirst’s closing balance sheet reflects a negative net working capital position. All outstanding PlayFirst stock options and warrants will be cancelled at the Closing.

The Merger Agreement contains customary representations, warranties and covenants of each of the parties. The consummation of the Merger is subject to approval by PlayFirst’s stockholders and various other closing conditions. Certain stockholders of PlayFirst, holding a sufficient number of shares of PlayFirst’s capital stock to approve the Merger, have entered into agreements with Glu to vote their shares in favor of the Merger. Either Glu or PlayFirst may terminate the Merger Agreement if the Closing does not occur before May 30, 2014 or July 28, 2014, subject to certain limited exceptions.

Glu intends to issue the shares of Glu common stock described herein in reliance upon the exemptions from registration afforded by Section 4(2) and Rule 506 promulgated under the Securities Act of 1933, as amended.

The above description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement itself, which is filed as Exhibit 2.01 to this report and incorporated herein by reference. The inclusion of the Merger Agreement with this report is not intended to provide investors with factual information other than the fact of the terms and conditions of the Merger Agreement. The representations and warranties included in the Merger Agreement were made by the parties for the purposes of allocating contractual risk among them and not as a means of establishing facts (and as such are subject to different standards of materiality and are qualified by a confidential disclosure letter). Only the parties to the agreement and specified third-party beneficiaries have a right to enforce the Merger Agreement or rely on the representations it contains.

Item 3.02 Unregistered Sales of Equity Securities.

See the disclosure under Item 1.01 of this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

2.1 Agreement and Plan of Merger, dated as of April 30, 2014 by and among Glu, PlayFirst, Sub and Fortis Advisors LLC, dated April 30, 2014.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Glu Mobile Inc.

May 2, 2014	By:	/s/ Scott J. Leichtner

Name: Scott J. Leichtner
Title: Vice President and General Counsel

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Exhibit Index

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of April 30, 2014 by and among Glu, PlayFirst, Sub and Fortis Advisors LLC, dated April 30, 2014